Exhibit 99.1

BUSINESS

Our Company

ReShape Lifesciences Inc. is a worldwide premier weight-loss solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease.

Our current portfolio includes the FDA-approved Lap-Band® system, which provides minimally invasive, long-term treatment of obesity and is a safer surgical alternative to more invasive and extreme surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The recently launched ReShapeCareTM virtual health coaching program is a novel reimbursed telehealth weight-management program that supports healthy lifestyle changes for all medically managed weight-loss patients, not just the Lap-Band, further expanding our reach and market opportunity. The ReShape MarketplaceTM, an online store, that provides top of the line products with bariatric patients in mind. Our ReShape OptimizeTM supplement options, purchased through the ReShape Marketplace, include multivitamins, probiotics, calcium, vitamin D, protein, and other therapeutic offerings to optimize health. The Obalon® Balloon system, recently acquired in June of 2021, is the first and only swallowable, gas filled, FDA-approved balloon system. The ReShape VestTM system is an investigational (outside the U.S.) minimally invasive, laparoscopically implanted medical device that wraps around the stomach, emulating the gastric volume reduction effect of conventional weight-loss surgery. It is designed to help enable rapid weight loss in obese and morbidly obese patients without permanently changing patient anatomy. The DBSN device is a technology under development as a new personalized treatment for type 2 diabetes mellitus. ReShape’s DBSN device is expected to use bioelectronics to manage blood glucose in treatment of diabetes and individualized 24/7 glucose control. Additional products and accessories from the Company, including calibration tubes, facilitate alternative gastric surgical procedures and ongoing product support for healthcare practitioners and patients (adjustments, etc.).

Our Product Portfolio

Lap-Band System

The Lap-Band System, which we acquired from Apollo Endosurgery, Inc. (“Apollo”) in December 2018, is designed to provide minimally invasive long-term treatment of severe obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The Lap-Band System is an adjustable saline-filled silicone band that is laparoscopically placed around the upper part of the stomach through a small incision, creating a small pouch at the top of the stomach, which slows the passage of food and creates a sensation of fullness. The procedure can normally be performed as an outpatient procedure and patients can go home the day of the procedure without the need for an overnight hospital stay.

The Lap-Band System has been in use in Europe since 1993. It was approved in Australia in 1994 by the Therapeutic Goods Administration (“TGA”) and received its CE mark in 1997. The FDA approved the Lap-Band System for use in the United States in 2001. The Lap-Band System has been approved in 21 countries, with more than 1,000,000 Lap-Band Systems sold worldwide.

The Lap-Band System has been approved for use in the U.S. for patients with a Body Mass Index (“BMI”) greater than or equal to 40 or a BMI greater than or equal to 30 with one or more obesity-related comorbidity conditions.

The Lap-Band System has been subject to more than 400 peer-reviewed publications and extensive real- world experience. Adjustable gastric banding using the Lap-Band System has been reported to be significantly safer than gastric bypass while statistically producing the same weight loss five years after surgery when accompanied by an appropriate post-operative follow-up and adjustment protocol. Studies have reported sustained resolution or improvement in type 2 diabetes, gastroesophageal reflux, obstructive sleep apnea, asthma, arthritis, hypertension and other pre-existing obesity related comorbidities following gastric banding. The gastric banding surgical procedure is generally reimbursed by most payors and insurance programs that cover bariatric surgery.

Benefits. Lap-Band System offers the following benefits:

•	Minimally Invasive. The Lap-Band System does not change anatomy and is removable or reversible.

•	Lifestyle Enhancing. The Lap-Band System helps patients lose weight and live a more comfortable life and potentially reduces co-morbidities from excess weight.

•	Durable Weight Loss. The Lap-Band System offers a sustainable solution that helps patients achieve long-term success.

ReShape Calibration Tubes

The ReShape Calibration tubes are multifunctional devices compared to reusable bougies and disposable gastric tubes. The Calibration tubes are designed to be less traumatic to the patient, as they are intended to fit the lesser curvature of the stomach more easily and quickly reach the pylorus. In August of 2022, we announced FDA clearance of three new sizes — 32, 36, and 40 French — all designed to simplify bariatric procedures such as laparoscopic sleeve gastrectomy, gastric bypass, and adjustable gastric banding. We are ramping up production and moving rapidly towards a full release of this product in early 2023.

ReShapeCare

ReShapeCare is a HIPAA-compliant, virtual coaching program which enhances behavior change through engagement with ReShape’s Welcome Specialists and Health Coaches. The program is based on four established dimensions of successful behavior: change sleep, nutrition, exercise and stress. It is designed to provide flexible structure and support from a live certified health coach in a manner that is simple, affordable and practical.

Clinical studies prove that online health coaching leads to higher patient satisfaction, more successful weight loss outcomes, improvements in metabolic health and enhances quality of life. ReShapeCare is appropriate for all weight loss patients, medical weight loss patients, and pre- and post-surgical bariatric patients.

The program is designed to reshape the patient’s life through better sleep, nutrition, exercise, and stress management. Patients get paired with a ReShapeCare certified health coach who will be with them every step of the way through their journey, including through daily text messaging or live phone or video calls. The web and mobile app make it easy to increase positive actions and awareness by receiving daily educational content, personalized exercise, and progress reports. This program creates an atmosphere of community with social support from peers and by joining group sessions. When it comes to nutrition, patients can utilize an easy-to-follow, personalized nutrition plan with a recipe library and restaurant guide. Tracking your food is as easy as taking a snapshot from your phone and sending it to your coach. Patients can connect their own devices to automatically track sleep, stress, and weight. This real-time health data can be used to optimize the program to get the best possible results.

ReShape Marketplace

ReShape Marketplace is an online store developed with bariatric patients in mind in order to focus on the four dimensions of successful behavior changes. Within the ReShape Marketplace we have ReShape Optimize, which meets all the nutrient needs to stay healthy. The ReShape Marketplace provides the highest quality products for exercising, that can have immediate and long-term health benefits, sleep which plays a vital role in good health and well-being, and stress to effectively manage stress to make your life happier, healthier and more productive.

ReShape has partnered with ProCare Health® to provide premium supplements to optimize health and well-being. ReShape Optimize is a supplemental option which will include multivitamins, probiotics, calcium, vitamin D, protein, and other therapeutic offerings. Our multivitamins utilize easy to absorb ingredients, meet updated ASMBS guidelines, and are made in the USA.

Obalon Balloon System

The Obalon Balloon System consists of a swallowable capsule that contains an inflatable balloon attached to a microcatheter; the Obalon Navigation System console, which is a combination of hardware and software used to dynamically track and display the location of the balloon during placement; the Obalon Touch Inflation Dispenser, which is a semi-automated, hand-held inflation device used to inflate the balloon once it is placed; and a disposable canister filled with our proprietary mixture of gas. We continue to explore the compliance requirements, manufacturing viability and quality system controls necessary for re-introducing the Obalon Balloon System.

Placement of the Obalon balloon typically occurs in less than 15 minutes and can be accomplished in an outpatient setting. To place the Obalon balloon, the patient swallows the capsule, which has the Obalon balloon folded inside. No sedation or anesthesia is required. Once swallowed, placement of the capsule is confirmed in the stomach using the Obalon Navigation System. Balloon placement can also be confirmed using x-ray. The microcatheter, which is attached to the Obalon balloon, is then connected to the Obalon Touch Inflation Dispenser. The Touch inflation system provides real-time pressure measurements to confirm that the Obalon balloon is both properly placed and able to be correctly inflated in the stomach. A pre-filled canister of gas is inserted into the inflation system and then the gas is discharged to fill the balloon to a volume of 250cc. Once the inflation of the Obalon balloon is confirmed, the microcatheter is detached from the balloon via hydrostatic pressure and is removed through the patient’s mouth. The patient is intended to return two more times over the following 8 to 12 weeks to receive a second and third Obalon balloon, expanding total balloon volume within the stomach to approximately 750cc.

All of the balloons are removed in a single procedure no more than six months after the placement of the initial balloon. The balloons are removed endoscopically under light conscious sedation, using standard commercially available endoscopy tools. The endoscopic procedure to remove the balloons typically requires approximately 15 minutes.

DBSN Device

The DBSN device is a technology under development as a new treatment for type 2 diabetes mellitus (T2DM). It combines ReShape Lifesciences’ proprietary Vagus Nerve Block (vBloc) technology platform in combination with Vagus nerve stimulation. This new dual Vagus nerve neuromodulation system selectively modulates vagal block and stimulation to the liver and pancreas to manage blood glucose. ReShape’s DBSN device is expected to use bioelectronics to manage blood glucose in treatment of diabetes and individualized 24/7 glucose control. The goal is to reduce costs of treatment and complications that arise from poorly controlled blood glucose and non-compliance to T2DM medication.

ReShape’s DBSN technology is in preclinical development. It has demonstrated effectiveness and has been well tolerated through experiments in diabetic swine utilizing Phase I funding from an NIH Small Business Innovation Research Grant.

Our Strategic Focus

Develop and Commercialize a Differentiated Portfolio of Products/Therapies

ReShape Lifesciences Inc. is the premier physician-led weight-loss and metabolic health-solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. An overarching strategy for our company is to develop and commercialize products, programs and services portfolio that is differentiated from our competition by offering transformative technologies that consists of a selection of patient-friendly, non-anatomy changing, lifestyle enhancing products, programs and services that provide alternatives to more invasive bariatric surgeries, and help patients achieve healthy, durable weight loss. Current offerings include the Lap-Band System and accessories, ReShapeCare virtual coaching program, the recently launched ReShape Marketplace, an online collection of quality wellness products, including ReShape Optimize, a collection of premium supplements to help patients achieve their health goals. The FDA approved Obalon Balloon System, which has been off the market since March 2020 and was acquired in connection with the Obalon merger in June of 2021, and has not yet been re-introduced to the marketplace. If approved for commercial use, we believe the DBSN device will further enhance our multiple compelling and differentiated medical devices offerings. We believe that we are well positioned for the existing market and can serve more of the overweight and obese population with our solutions and thereby help expand the addressable market for obesity.

Drive the Adoption of Our Portfolio through Obesity Therapy Experts and Patient Ambassadors

Our clinical development strategy is to collaborate closely with regulatory bodies, healthcare providers, obesity therapy lifestyle experts and others involved in the obesity management process, patients and their advocates and scientific experts. We have established relationships with physicians, obesity therapy experts, patient advocates, media experts and other market drivers we believe will provide important support towards promoting patient awareness and gaining widespread adoption of the Lap-Band, its accessories, ReShapeCare, ReShape Marketplace, ReShape Optimize and the re-introduction of the Obalon Balloon System. Additionally, with these relationships, if approved, we believe we will be able to expand awareness of the DBSN technology to patients with type 2 diabetes mellitus.

Expand and Protect Our Intellectual Property Position

We believe that our issued patents and our patent applications encompass a broad platform of therapies focused on obesity, diabetes, hypertension and other gastrointestinal disorders. We intend to continue to pursue further intellectual property protection through U.S. and foreign patent applications.

Alternative Weight Loss Solutions

ReShapeCare is an effective, convenient virtual health coaching program that is reimbursed by most insurance companies and works in partnership with physicians to help patients set and achieve their health and wellness goals. Through board certified coaches, it provides a weight-loss solution through behavioral changes, improving the patients’ sleep, nutrition, exercise and stress. ReShapeCare is appropriate for all weight loss patients, medical weight loss patients, and pre- and post-surgical bariatric patients.

We believe that we will be able to offer distinct weight loss treatment solutions that may be selected by the physician depending on the severity of the patient’s BMI or condition. Together, the Lap-Band, ReShapeCare and potential internal or external pipeline products can provide a minimally invasive continuum of care, independently or in combination, for bariatric surgery or medically managed weight loss patients and their care providers.

Our Market

The Obesity and Metabolic Disease Epidemic

Obesity is a disease that has been increasing at an alarming rate with significant medical repercussions and associated economic costs. The World Health Organization (“WHO”) currently estimates that more than 2.5 billion adults, approximately 30% of the global population, are considered overweight or obese. This number has a projected increase to 50% by 2030. The global economic impact of obesity is approximately $2.0 trillion, or approximately 2.8% of global GDP. Healthcare costs for severely or morbidly obese adults are 81% higher than for healthy weight adults and obesity is responsible for 5% of deaths worldwide. We believe our products and programs and product candidates could address a $1.64 billion per year and growing global surgical device market. The Bariatric Surgical Device market is projected to be a $2.8 billion worldwide market ($1.8 billion in the U.S.) by 2025, the Virtual Healthcare Delivery market is projected to be $95 billion worldwide by 2026, and the Global Weight Loss and Obesity Management market is expected to rise to an estimated value of $300 billion with a compound annual growth rate of 6.7% from 2019 to 2026.

We believe that this epidemic will continue to grow worldwide given dietary trends in developed nations that favor highly processed sugars, larger meals and fattier foods, as well as increasingly sedentary lifestyles. Despite the growing obesity rate, increasing public interest in the obesity epidemic and significant medical repercussions and economic costs associated with obesity, there continues to be a significant unmet need for effective treatments.

The United States Market

Obesity has been identified by the U.S. Surgeon General as the fastest growing cause of disease and death in the United States. Currently, it is estimated that approximately 160 million American adults are overweight or obese, 74 million American adults are overweight, 78 million American adults are obese or severely obese, and 24 million American adults are morbidly obese. It is estimated that if obesity rates stay consistent, 51% of the U.S. population will be obese by 2030. According to data from the U.S. Department of Health and Human Services, almost 80% of adults with a BMI above 30 have comorbidity, and almost 40% have two or more of these comorbidities. According to The Obesity Society and the CDC, obesity is associated with many significant weight-related comorbidities including Type 2 diabetes, high blood-pressure, sleep apnea, certain cancers, high cholesterol, coronary artery disease, osteoarthritis and stroke. According to the American Cancer Society, 572,000 Americans die of cancer each year, over one-third of which are linked to excess body weight, poor nutrition and/or physical inactivity. Over 75% of hypertension cases are directly linked to obesity, and more than 90% of the approximately 28 million U.S. adults with Type 2 diabetes are overweight or have obesity.

Currently, medical costs associated with obesity in the U.S. are estimated to be up to $210.0 billion per year and nearly 21% of medical costs in the U.S. can be attributed to obesity. Approximately $1.5 billion was spent in 2015 alone in the U.S. on approximately 200,000 bariatric surgical procedures to treat obesity. By 2025, it is estimated that up to $3.8 billion will be spent in the U.S. on approximately 800,000 bariatric surgical procedures to treat obesity. Researchers estimate that if obesity trends continue, obesity-related medical costs could rise by another $44-$66 billion each year in the U.S. by 2030. The medical costs paid by third-party payers for people who are obese were $2,741 per year, or 42% higher than those of people who are normal weight and the average cost to employers is $6,627 to $8,067 per year per obese employee (BMI of 35 to 40 and higher).

Current Treatment Options and Their Limitations

We believe existing bariatric surgery and endoscopic procedural options for the treatment of obesity have seen limited adoption to date, with approximately 1% of the bese population qualifying for treatment actually seeking treatment, due to patient concerns and potential side effects including permanently altered anatomy and morbidity.

The principal treatment alternatives available today for obesity include:

•	Behavioral modification. Behavioral modification, which includes diet and exercise, is an important component in the treatment of obesity; however, most obese patients find it difficult to achieve and maintain significant weight loss with a regimen of diet and exercise alone.

•	Pharmaceutical therapy. Pharmaceutical therapies often represent a first option in the treatment of obese patients but carry significant safety risks and may present troublesome side effects and compliance issues.

•	Bariatric Surgery and Endoscopic Procedures. In more severe cases of obesity, patients may pursue more aggressive surgical treatment options such as sleeve gastrectomy and gastric bypass. These procedures promote weight loss by surgically restricting the stomach’s capacity and outlet size. While largely effective, these procedures generally result in major lifestyle changes, including dietary restrictions and food intolerances, and they may present substantial side effects and carry short- and long-term safety and side effect risks that have limited their adoption.

Our Research and Development

Current R&D Focus

We have an experienced research and development team, including clinical, regulatory affairs and quality assurance, comprised of scientists and mechanical engineers with significant clinical knowledge and expertise. Our research and development efforts are focused in the following major areas:

•	supporting the current Lap-Band System;

•	expanding and improving on the Lap-Band portfolio;

•	testing and developing the DBSN device; and

•	suction and calibration tubing line for gastric and bariatric surgeries.

We have spent a portion of our capital resources on research and development. Our research and development expenses were $2.5 million in 2021 and $3.5 million in 2020.

Our Competition

The market for obesity treatments is competitive, subject to technological change and significantly affected by new product development. Our primary competition in the obesity treatment market is currently from bariatric surgical and endoscopic procedures.

Our Lap-Band System competes, and we expect that our Obalon Balloon System will compete, with surgical and endoscopic obesity procedures, including gastric bypass, gastric balloons, sleeve gastrectomy and the endoscopic sleeve. These current surgical procedures are performed in less than 1% of all eligible obese patients today. Outside of the Obalon Balloon System which we recently acquired, other current manufacturers of gastric balloon and suturing products that are approved in the United States include Apollo (ORBERA Intragastric Balloon System and OverStitch Endoscopic Suturing System) and Spatz Medical.

In June 2016, Aspire Bariatrics, Inc. received FDA approval for the Aspire Assist® System, an endoscopic alternative to weight loss surgery for people with moderate to severe obesity. Due to the financial impact of the COVID-19 pandemic, Aspire Bariatrics shut down operations and withdrew its product from the market in April 2022. We are also aware that GI Dynamics, Inc. has received approvals in various international countries to sell its EndoBarrier Gastrointestinal Liner.

We also compete against the manufacturers of pharmaceuticals that are directed at treating obesity and the 99% of obese patients eligible for surgery that are not willing to pursue a surgical option. We are aware of a number of drugs that are approved for long-term treatment of obesity in the United States: Orlistat, marketed by Roche as Xenical and GlaxoSmithKline as Alli, Belviq marketed by Arena Pharmaceuticals, Inc., Qsymia, marketed by VIVUS, Inc. and Contrave, marketed by Orexigen Therapeutics, Inc. In addition, we are aware of a pivotal trial for GELESIS100 that is being conducted by Gelesis, Inc. While considered a competitive therapy, we expect that some surgeons will use pharmaceuticals to coincide with a Lap-Band placement.

In addition to competition from surgical obesity procedures, we compete with several private early- stage companies developing neurostimulation devices for application to the gastric region and related nerves for the treatment of obesity. Further, we know of two intragastric balloon companies in the U.S., Spatz Medical, which received FDA approval of the Spatz3 Adjustable Balloon in October of 2021, and Allurion Technology’s Elipse Balloon, which is in either clinical trials or working toward clinical trials in the U.S. These companies may prove to be significant competitors, particularly through collaborative arrangements with large and established companies. They also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

We believe that the principal competitive factors in our market include:

•	acceptance by healthcare professionals, patients and payers;

•	published rates of safety and efficacy;

•	reliability and high-quality performance;

•	effectiveness at controlling and/or resolving comorbidities such as diabetes and hypertension;

•	invasiveness and the inherent reversibility of the procedure or device;

•	cost and average selling price of products and relative rates of reimbursement;

•	effective marketing, training, education, sales and distribution;

•	regulatory and reimbursement expertise;

•	technological leadership and superiority;

•	only surgical device FDA approved for low BMI patients; and

•	speed of product innovation and time to market.

Many of our competitors are larger than we are, and they may enjoy several competitive advantages over us, including:

•	stronger name recognition;

•	existing relations with healthcare professionals, customers and third-party payers;

•	established distribution networks;

•	significant experience in research and development, manufacturing, preclinical testing, clinical trials, obtaining regulatory approvals, obtaining reimbursement and marketing approved products; and

•	greater financial and human resources.

As a result, we cannot assure you that we will be able to compete effectively against these companies or their products.

Market Opportunity

Given the limitations of behavioral modification, pharmaceutical therapy and traditional bariatric surgical approaches, we believe there is a substantial need for patient-friendly, safer, effective and durable solutions that:

•	provide proven, long-term weight loss;

•	preserve normal anatomy;

•	are adjustable in an office setting for individual patient needs and long term efficacy;

•	are “non-punitive” in that they support continued ingestion and digestion of foods and micronutrients such as vitamins and minerals found in a typical, healthy diet while allowing the user to modify his or her eating behavior appropriately without inducing punitive physical restrictions that physically force a limitation of food intake;

•	diminish undesirable side-effects;

•	facilitate outpatient surgical procedures;

•	minimize the risks of re-operations, malnutrition and mortality;

•	reduce the natural hunger drive of patients; and

•	are reversible, if necessary or desired, while preserving anatomy.

Our Intellectual Property

In order to remain competitive, we must develop and maintain protection of the proprietary aspects of our technologies. We rely on a combination of patents, trademarks, trade secret laws and confidentiality and invention assignment agreements to protect our intellectual property rights. Our patent applications may not result in issued patents and our patents may not be sufficiently broad to protect our technology. Any patents issued to us may be challenged by third parties as being invalid or unenforceable, or third parties may independently develop similar or competing technology that does not infringe our patents. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

Lap-Band

As of December 31, 2022, we had 50 total patents, 28 U.S. and 22 foreign, related to our Lap-Band System. The international patents and patent applications are in regions including Germany, France, Spain, the United Kingdom, Mexico, Canada, Italy, the Netherlands, Portugal, Ireland, Belgium, Poland, Australia, and South Korea. The issued patents expire between the years 2022 and 2031.

We also have 48 total U.S. and international trademarks for the Lap-Band brand name.

ReShape Vest

As of December 31, 2022, we had four granted U.S. patents and four granted foreign patents in China, Israel, Canada and Australia related to our ReShape Vest and 6 pending patents in the U.S. and foreign countries. The patents expire between the years 2028 and 2038.

We also have U.S. and international trademark applications for the ReShape Vest brand name.

Obalon

As of December 31, 2022, we had 43 granted U.S. patents and five granted foreign patents related to our Obalon portfolio. The patents expire between the years 2028 and 2031.

ReShapeCare

As of December 31, 2022, we had eight U.S. trademarks related to the ReShapeCare covering, tradename, logo, electronic pedometers and electronic day planners for tracking food, body weight, pre- recorded nutritional and fitness; as well as nutritional and medical counseling and services. ReShape

Marketplace has one trademark related to the online retail store and ReShape Optimize has one trademark related to the multi-vitamins.

DBSN Device

As of December 31, 2022, we had 14 U.S. patents issued and 54 foreign patents issued. In addition, we have filed a trademark application for Bloc-Stim Neuromodulation. The USPTO Examiner is reviewing the application and provided the Company with a disclaimer being required for “Neuromodulation”, as this a standard requirement for words that are in the standard vernacular.

Sales and Distribution

We market directly to patients but sell the Lap-Band program to select qualified surgical centers throughout the U.S. and internationally having patients that would like to treat obesity and its comorbidities. The centers then perform the Lap-Band procedure and are most-commonly reimbursed by leading insurance providers in the U.S. and government health services in many areas outside the U.S. Alternatively, surgical centers can offer the Lap-Band as a cash-pay procedure. Our sales representatives are supported by field based experts who provide training, technical support, and other support services at various medical centers. Our sales representatives help implement consumer marketing programs and provide surgical centers and certified surgeons with educational patient materials.

In order to support our Lap-Band sales efforts, we have five regionally based team members to support the U.S. market. During the fourth quarter of 2021, we launched a national advertising campaign for our flagship product, the Lap-Band. This is the Company’s first mainstream mass-market advertising campaign in the U.S. The national television spots are being aired in outlets such as HGTV, TLC, Bravo, Oxygen and more, with print advertisements running in People Magazine, Good Housekeeping, Better Homes & Gardens, US Weekly and other select publications nationwide. These coordinated media efforts are intended to reach people struggling with maintaining a healthy weight and to educate them on the advantages and accessibility of the Lap-Band procedure compared to other treatment options, including diets and more aggressive gastric stapling procedures. Another goal of the campaign is to help people understand that the Lap- Band offers unique benefits for a variety of obese patients, including those with lower BMI and women who may become pregnant.

In August of 2022, we began shifting away from national advertising campaign initiatives and focusing on digital marketing channels including search engine ads and social media channels. This shift in marketing is 100% aligned with the Company’s focus on expanding Lap-Band use while ensuring a sustainable (profitable) business. The shift to a more targeted and regionalized marketing program allows us to better support interested potential Lap-Band patients while also reducing the overall costs for lead generation programs. This strategy also aligns with our key surgeon Lap-Band programs across the U.S.; surgeons who participate in local marketing and educational initiatives in their communities.

During 2022, our international sales efforts were through a combination of agent and distributor sales channels, with a focus on top Lap-Band customers in Australia, the Middle East, Canada and select countries in Europe. In late 2022, we allocated additional resources to help ensure international sales improves in both volume and profitability.

Our Manufacturers and Suppliers

To date, all of the materials and components for our products, as well as any related outside services, are procured from qualified suppliers and contract manufacturers in accordance with our proprietary specifications. All of our key manufacturers and suppliers have experience working with commercial implantable device systems, are ISO certified and are regularly audited by various regulatory agencies including the FDA. Our key manufacturers and suppliers have a demonstrated record of compliance with international regulatory requirements. In July 2021 we announced that we had completed our Lap-Band manufacturing transition from Apollo Endosurgery, Inc. to a Massachusetts-based contract manufacturer.

Given that we rely on third-party manufacturers and suppliers for the production of our products, our ability to increase production going forward will depend upon the experience, certification levels and large- scale production capabilities of our suppliers and manufacturers. Qualified suppliers and contract manufacturers have been and will continue to be selected to supply products on a commercial scale according to our proprietary specifications. Our FDA approval process requires us to name and obtain approval for the suppliers of key components of the Lap-Band System.

Many of our parts are custom designed and require custom tooling and, as a result, we may not be able to quickly qualify and establish additional or replacement suppliers for the components of our products. Any new approvals of vendors required by the FDA or other regulatory agencies in other international markets for our products as a result of the need to qualify or obtain alternate vendors for any of our components would delay our ability to sell and market our products and could have a material adverse effect on our business.

We believe that our current manufacturing and supply arrangements will be adequate to continue our ongoing commercial sales and our ongoing and planned clinical trials. In order to produce our products in the quantities we anticipate to meet future market demand, we will need our manufacturers and suppliers to increase, or scale up, manufacturing production and supply arrangements by a significant factor over the current level of production. There are technical challenges to scaling up manufacturing capacity and developing commercial-scale manufacturing facilities that may require the investment of substantial additional funds by our manufacturers and suppliers and hiring and retaining additional management and technical personnel who have the necessary experience. If our manufacturers or suppliers are unable to do so, we may not be able to meet the requirements to expand the launch of the product in the United States or launch the product internationally or to meet future demand, if at all. We may also represent only a small portion of our suppliers’ or manufacturers’ business and if they become capacity constrained, they may choose to allocate their available resources to other customers that represent a larger portion of their business. If we are unable to obtain a sufficient supply of our product, our revenue, business and financial prospects would be adversely affected.

Government Regulations

Our products and operations are subject to extensive and rigorous regulation by the FDA and other federal, state and local authorities, as well as foreign regulatory authorities. The FDA regulates, among other things, the research, development, testing, design, manufacturing, approval, labeling, storage, recordkeeping, advertising, promotion and marketing, distribution, post approval monitoring and reporting and import and export of medical devices in the United States to assure the safety and effectiveness of medical products for their intended use. The Federal Trade Commission also regulates the advertising of our products in the United States. Further, we are subject to laws directed at preventing fraud and abuse, which subject our sales and marketing, training and other practices to government scrutiny.

Regulatory system for medical devices in the United States

Unless an exemption applies, each new or significantly modified medical device we seek to commercially distribute in the United States will require either a premarket notification to the FDA requesting permission for commercial distribution under Section 510(k) of the Federal Food, Drug and Cosmetic Act, or FFDCA, also referred to as a 510(k) clearance, or approval from the FDA of a PMA application. Both the 510(k) clearance and PMA processes can be resource intensive, expensive, and lengthy, and require payment of significant user fees, unless an exemption is available.

Device Classification

Under the FFDCA, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurances with respect to safety and effectiveness.

Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be reasonably assured by adherence to a set of FDA regulations, referred to as the General Controls for Medical Devices, which require compliance with the applicable portions of the Quality System Regulations, or QSR, facility registration and product listing, reporting of adverse events and malfunctions, and appropriate, truthful and non-misleading labeling and promotional materials. Some Class I devices, also called Class I reserved devices, also require premarket clearance by the FDA through the 510(k) premarket notification process described below. Most Class I products are exempt from the premarket notification requirements.

Class II devices are those that are subject to the General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, patient registries, FDA guidance documents and post-market surveillance. Most Class II devices are subject to premarket review and clearance by the FDA. Premarket review and clearance by the FDA for Class II devices is accomplished through the 510(k) premarket notification process.

Class III devices include devices deemed by the FDA to pose the greatest risk such as life-supporting or life-sustaining devices, or implantable devices, in addition to those deemed novel and not substantially equivalent following the 510(k) process. The safety and effectiveness of Class III devices cannot be reasonably assured solely by the General Controls and Special Controls described above. Therefore, these devices are subject to the PMA application process, which is generally more costly and time consuming than the 510(k) process. Through the PMA application process, the applicant must submit data and information demonstrating reasonable assurance of the safety and effectiveness of the device for its intended use to the FDA’s satisfaction. Accordingly, a PMA application typically includes, but is not limited to, extensive technical information regarding device design and development, pre-clinical and clinical trial data, manufacturing information, labeling and financial disclosure information for the clinical investigators in device studies. The PMA application must provide valid scientific evidence that demonstrates to the FDA’s satisfaction a reasonable assurance of the safety and effectiveness of the device for its intended use.

The Investigational Device Process

In the United States, absent certain limited exceptions, human clinical trials intended to support medical device clearance or approval require an IDE application. Some types of studies considered to present “non-significant risk” are deemed to have an approved IDE once certain requirements are addressed, and IRB approval is obtained. If the device presents a “significant risk” to human health, as defined by the FDA, the sponsor must submit an IDE application to the FDA and obtain IDE approval prior to commencing the human clinical trials. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must be approved in advance by the FDA for a specified number of subjects. Generally, clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the study protocol and informed consent are approved by appropriate institutional review boards at the clinical trial sites. There can be no assurance that submission of an IDE will result in the ability to commence clinical trials, and although the FDA’s approval of an IDE allows clinical testing to go forward for a specified number of subjects, it does not bind the FDA to accept the results of the trial as sufficient to prove the product’s safety and efficacy, even if the trial meets its intended success criteria.

All clinical trials must be conducted in accordance with the FDA’s IDE regulations that govern investigational device labeling, prohibit promotion and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. Clinical trials must further comply with the FDA’s good clinical practice regulations for institutional review board approval and for informed consent and other human subject protections. Required records and reports are subject to inspection by the FDA. The results of clinical testing may be unfavorable, or, even if the intended safety and efficacy success criteria are achieved, may not be considered sufficient for the FDA to grant marketing approval or clearance of a product.

The 510(k) Approval Process

Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification, demonstrating that the device is “substantially equivalent,” as defined in the statute, to a legally marketed predicate device.

A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was previously found substantially equivalent through the 510(k) process. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data is sometimes required to support substantial equivalence.

After a 510(k) premarket notification is submitted, the FDA determines whether to accept it for substantive review. If it lacks necessary information for substantive review, the FDA will refuse to accept the 510(k) notification. If it is accepted for filing, the FDA begins a substantive review. By statute, the FDA is required to complete its review of a 510(k) notification within 90 days of receiving the 510(k) notification. As a practical matter, clearance often takes longer, and clearance is never assured. Although many 510(k) premarket notifications are cleared without clinical data, the FDA may require further information, including clinical data, to make a determination regarding substantial equivalence, which may significantly prolong the review process. If the FDA agrees that the device is substantially equivalent, it will grant clearance to commercially market the device.

If the FDA determines that the device is not “substantially equivalent” to a predicate device, or if the device is automatically classified into Class III, the device sponsor must then fulfill the much more rigorous premarketing requirements of the PMA approval process, or seek reclassification of the device through the de novo process. A manufacturer can also submit a petition for direct de novo review if the manufacturer is unable to identify an appropriate predicate device and the new device or new use of the device presents a moderate or low risk.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a new or major change in its intended use, will require a new 510(k) clearance or, depending on the modification, could require a PMA application or de novo classification. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. Many minor modifications are accomplished by a letter-to-file in which the manufacture documents the change in an internal letter-to-file. The letter-to-file is in lieu of submitting a new 510(k) to obtain clearance for such change. The FDA can always review these letters to file in an inspection. If the FDA disagrees with a manufacturer’s determination regarding whether a new premarket submission is required for the modification of an existing device, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or approval of a PMA application is obtained. In addition, in these circumstances, the FDA can impose significant regulatory fines or penalties for failure to submit the requisite PMA application(s).

The PMA Approval Process

Following receipt of a PMA application, the FDA conducts an administrative review to determine whether the application is sufficiently complete to permit a substantive review. If it is not, the agency will refuse to file the PMA. If it is, the FDA will accept the application for filing and begin the review. The FDA, by statute and by regulation, has 180 days to review a filed PMA application, although the review of an application more often occurs over a significantly longer period. During this review period, the FDA may request additional information or clarification of information already provided, and the FDA may issue a major deficiency letter to the applicant, requesting the applicant’s response to deficiencies communicated by the FDA. The FDA considers a PMA or PMA supplement to have been voluntarily withdrawn if an applicant fails to respond to an FDA request for information (e.g., major deficiency letter) within a total of 360 days. Before approving or denying a PMA, an FDA advisory committee may review the PMA at a public meeting and provide the FDA with the committee’s recommendation on whether the FDA should approve the submission, approve it with specific conditions, or not approve it. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Prior to approval of a PMA, the FDA may conduct inspections of the clinical trial data and clinical trial sites, as well as inspections of the manufacturing facility and processes. Overall, the FDA review of a PMA application generally takes between one and three years, but may take significantly longer. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

•	device may not be shown safe or effective to the FDA’s satisfaction;

•	data from pre-clinical studies and/or clinical trials may be found unreliable or insufficient to support approval;

•	the manufacturing process or facilities may not meet applicable requirements, and;

•	changes in FDA approval policies or adoption of new regulations may require additional data.

If the FDA evaluation of a PMA is favorable, the FDA will issue either an approval letter, or an approvable letter, the latter of which usually contains several conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of the device, subject to the conditions of approval and the limitations established in the approval letter. If the FDA’s evaluation of a PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. The FDA also may determine that additional tests or clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and data is submitted in an amendment to the PMA, or the PMA is withdrawn and resubmitted when the data are available. The PMA process can be expensive, uncertain and lengthy and several devices for which the FDA approval has been sought by other companies have never been approved by the FDA for marketing.

New PMA applications or PMA supplements are required for modification to the manufacturing process, equipment or facility, quality control procedures, sterilization, packaging, expiration date, labeling, device specifications, ingredients, materials or design of a device that has been approved through the PMA process. PMA supplements often require submission of the same type of information as an initial PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the approved PMA application and may or may not require as extensive technical or clinical data or the convening of an advisory panel, depending on the nature of the proposed change.

In approving a PMA application, as a condition of approval, the FDA may also require some form of post-approval study or post-market surveillance, whereby the applicant conducts a follow-up study or follows certain patient groups for several years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional or longer-term safety and effectiveness data for the device. The FDA may also require post-market surveillance for certain devices cleared under a 510(k) notification, such as implants or life-supporting or life-sustaining devices used outside a device user facility. The FDA may also approve a PMA application with other post-approval conditions intended to ensure the safety and effectiveness of the device, such as, among other things, restrictions on labeling, promotion, sale, distribution and use. Our vBloc, Lap-Band System and Intragastric balloons, including the Obalon Balloon System, Obalon Navigation System and Dispenser are considered Class III medical devices. In order to support a PMA application, the FDA required the Company to conduct rigorous and expensive trials, one of which was a double-blinded, randomized, sham-controlled study. We will be required to file new PMA applications or PMA supplement applications for modifications to our PMA- approved Lap-Band System, Obalon Balloon System and Obalon Navigation System and Dispenser or any of their respective components, including modifications to our manufacturing processes, device labeling and device design, based on the findings of post-approval studies.

Pervasive and Continuing FDA Regulation

After the FDA permits a device to enter commercial distribution, numerous regulatory requirements continue to apply. These include:

•	The FDA’s QSR, which requires manufacturers, including third party manufacturers, to follow stringent design, testing, production, control, supplier/contractor selection, complaint handling, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations, unique device identification requirements and FDA prohibitions against the promotion of products for uncleared, unapproved or off label uses;

•	advertising and promotion requirements;

•	restrictions on sale, distribution or use of a device;

•	PMA annual reporting requirements;

•	PMA approval of product modifications;

•	PMA approval of product

•	Medical device reporting, or MDR, regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

•	medical device correction and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•	recall requirements, including a mandatory recall if there is a reasonable probability that the device would cause serious adverse health consequences or death;

•	an order of repair, replacement or refund;

•	device tracking requirements; and

•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Since February 2017, the FDA has issued three separate letters to healthcare providers warning of serious adverse events, including deaths, which are specific to liquid-filled intragastric balloons. We are aware of the filing of additional reports of serious adverse events, including deaths, associated with liquid- filled balloons since the issuance of the FDA letters to healthcare providers. While the advisory letters were specific to liquid-filled intragastric balloons and not the Obalon gas-filled balloons, these letters could create negative perceptions of the entire gastric balloon category which may cause negative consequences for us including requiring additional warnings, precautions and/or contraindications in the labeling than originally required, delaying or denying approval of our future products, or possible review or withdrawal of our current approval. Since Obalon Therapeutics began selling in United States in January 2017 — before the merger — Obalon Therapeutics has reported adverse events relating to patient injuries associated with use of the Obalon balloon in the FDA’s MAUDE database.

The FDA has broad post-market and regulatory enforcement powers. Medical device manufacturers are subject to unannounced inspections by the FDA and other state, local and foreign regulatory authorities to assess compliance with the QSR and other applicable regulations, and these inspections may include the manufacturing facilities of any suppliers.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

•	warning letters, fines, injunctions, consent decrees and civil penalties;

•	unanticipated expenditures, repair, replacement, refunds, recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	the FDA’s refusal of our requests for 510(k) clearance or premarket approval of new products, new intended uses or modifications to existing products;

•	FDA’s refusal to issue certificates to foreign governments needed to export products for sale in other countries;

•	withdrawing 510(k) clearance or premarket approvals that have already been granted; and

•	criminal prosecution.

Regulatory System for Medical Devices in Europe

The European Union (“EU”) consists of member states residing in the European Union and has a coordinated system for the authorization of medical devices. As of May 26, 2021, the European Union has adopted Regulation (EU) 2017/745 of the European Parliament and of the Council of 5 April 2017 on medical devices, amending Directive 2001/83/EC, Regulation (EC) No 178/2002 and Regulation (EC) No 1223/2009. The Medical Device Regulation 2017/745, or EU MDR repeals Directive 93/42/EEC, which concerns medical devices, and Directive 90/385/EEC, which concerns active implantable medical devices, as of 26 May 2021. The EU allows a transition period from Directive 93/42/EEC and Directive 90/385/EEC to Regulation (EU) 2017/745, that will end 26 May 2024.

The EU MDR aims to ensure the smooth functioning of the internal market as regards medical devices, taking as a base a high level of protection of health for patients and users, and considering the small- and medium-sized enterprises that are active in this sector. At the same time, this Regulation sets high standards of quality and safety for medical devices in order to meet common safety concerns as regards such products. Both objectives are being pursued simultaneously and are inseparably linked whilst one not being secondary to the other. As regards Article 114 of the Treaty on the Functioning of the European Union (TFEU), this Regulation harmonises the rules for the placing on the market and putting into service of medical devices and their accessories on the Union market thus allowing them to benefit from the principle of free movement of goods. As regards Article 168(4)(c) TFEU, this Regulation sets high standards of quality and safety for medical devices by ensuring, among other things, that data generated in clinical investigations are reliable and robust and that the safety of the subjects participating in a clinical investigation is protected.

The system of regulating medical devices operates by way of a certification for each medical device. Each certificated device is marked with CE mark which shows that the device has a Certificat de Conformité. There are national bodies known as Competent Authorities in each member state which oversee the implementation of the EUMDR within their jurisdiction. The means for achieving the requirements for CE mark varies according to the nature of the device. Devices are classified in accordance with their perceived risks, similarly to the U.S. system. The class of a product determines the requirements to be fulfilled before CE mark can be placed on a product, known as a conformity assessment. Conformity assessments for our products have carried out as required by the MDD. Each member state can appoint Notified Bodies within its jurisdiction. If a Notified Body of one member state has issued a Certificat de Conformité, the device can be sold throughout the European Union without further conformance tests being required in other member states.

Per MDD 93/42/EEC on Medical Devices, Annex II excluding Section 4, the Lap-Band System is considered a Class IIb device and few of the system’s components are considered Class IIa devices. The vBloc, was never commercialized in the EU. The Obalon Balloon System, when delivered with a cellulose- based capsule was considered a Class IIb product under MDD. Prior to the merger, Obalon Therapeutics’ management believed the Obalon Navigation System and the Obalon Touch Inflation Dispenser are Class I products not requiring Notified Body approval. Obalon Therapeutics’ Medical Device Marketing Authorization under the MDD expired on May 14, 2020. Obalon Therapeutics allowed the Obalon balloon CE-mark to expire and did not renew its agreement with its Notified Body. Prior to the June 16, 2021 merger, Obalon Therapeutics did not apply for a CE-mark for the Obalon Navigation System and Obalon Touch Inflation Dispenser. ReShape Lifesciences will conduct a conformity assessment of the Obalon Balloon System, Obalon Navigation System and Obalon Touch Inflation Dispenser vis-à-vis the EU MDR requirements and determine their classification.

Regulatory frameworks for medical devices in certain countries in Asia Pacific and the Middle East

Australia

As of September 30, 2021, the Australian Register of Therapeutic Goods (ARTG), lists ReShape Lifesciences as the legal manufacturer of the Lap-Band System and accessories in Australia. Previously, Apollo Endosurgery was listed as the legal manufacturer of the Lap-Band System and accessories in Australia.

Middle East

Unlike Europe, while the Gulf Cooperation Council, or GCC, jurisdictions often work together to purchase certain medical products in a coordinated fashion for government hospitals, there is not a coordinated system for the authorization of medical devices. Most GCC jurisdictions require that the official registered distributor of a product be wholly owned by nationals of that particular GCC jurisdiction.

ReShape distributes the Lap-Band System and accessories in the Middle East through a distributor. Product is shipped to the Kingdom of Saudi Arabia (KSA) and the United Arab Emirates (UAE).

Obalon Therapeutics ceased distribution of the Obalon System, the Obalon Navigation System and the Obalon Touch Inflation Dispenser in the Middle East prior to the June 16, 2021, merger.

Kingdom of Saudi Arabia, or KSA

The most pertinent regulation is the Interim Regulation for Medical Devices, issued by the Saudi Food & Drug Authority, or SFDA, Board of Directors’ Decree number 1-8-1429 dated approximately December 27, 2008, and the implementing regulations of the same. The SFDA is an independent regulatory body that is responsible for the authorization of medical devices, and current guidelines are generally based on pre-existing approval in one of the five founding member nations of the Global Harmonization Task Force, or GHTF, which are Australia, Canada, United States, European Union and Japan. There are no overt requirements for the provision of safety and effectiveness data in the form of clinical trials or other studies, but these would likely come as a part of the approvals described above that are used as a basis to support approval within the KSA. The SFDA reserves its rights to require its own independent clinical trials as it deems necessary or appropriate. Regulatory authorization is required for all medical devices, regardless of device class. A potential exception to this requirement is for medical devices that were designed and constructed by local health care facility and staff for internal use. Similar to the United States, the SFDA requires post market surveillance to ensure safety and quality. This program is meant to be conducted by the Authorized Representative. With respect to the use of medical devices, it is the responsibility of the health care institution to inform the manufacturer and the SFDA of any adverse events associated with this use.

As of June 8, 2021, the SFDA has approved the Medical Device Market Authorization, or MDMA application and the listing of ReShape Lifesciences as the legal manufacturer of the Lap-Band System and accessories in KSA. Previously, Apollo Endosurgery was listed as the legal manufacturer of the Lap-Band System and accessories in KSA.

United Arab Emirates, or UAE

The most pertinent regulation is UAE Federal Law No. 4 of 1983 for the Pharmaceutical Profession and Institutions and to Medical Device Regulations. There are many similarities between the SFDA and the Registration and Drug Control Department that is run out of the Ministry of Health & Prevention of the UAE. Applications for registration of medical devices in the UAE are done with the UAE Ministry of Health Registration & Drug Control Department and must include data on effectiveness in addition to safety (a nod to the requirements of the FDA). The UAE body has its own device classification system that is most closely related to that used by the European Union, defined as class 1, low risk; class 2, medium risk but nonimplantable; class 3, medium risk but implantable; and class 4, high risk.

Brexit

The UK Medicines & Healthcare Products Regulatory Agency, or MHRA is responsible for regulating medical devices in Great Britain. The MHRA plans changes to the UK’s Medical Devices Regulations 2002 as part of a broader transition away from European Union legal and regulatory systems.

In addition, the Trade Deal between the UK and the EU generally provides for cooperation and exchange of information between the parties in the areas of product safety and compliance, including market surveillance, enforcement activities and measures, standardization related activities, exchanges of officials, and coordinated product recalls. As such, processes for compliance and reporting should reflect requirements from regulatory authorities.

CE Marks issued by EU-recognized notified bodies will continue to be valid in for medical devices placed on the Great Britain market — England, Scotland, and Wales until December 31, 2024. Until that date, MHRA accepts the CE Marking and requires registering active implantable medical devices, Class III medical devices, Class IIb implantable medical devices and IVD List A devices by May 1, 2021. After

December 31, 2024, the UK Conformity Assessment (UKCA) marking will be mandatory. In Northern Island, CE Marking issued by EU-recognized notified bodies will continue to be valid until current CE cert under Medical Device Directive (MDD) expires, after which date, CE marking needs to be approved under EU Medical Device Regulation (EU MDR). ReShape Lifesciences is compliant with the registration requirements and is registered in England, Scotland, Wales, and Northern Ireland. Additionally, the EU no longer recognizes conformity assessment activities performed by UK notified bodies for medical devices placed on the market since January 1, 2021. Notified bodies must be located in a European Union member state, or territory where there is a mutual recognition agreement, or MRA; there is currently no such MRA. The new legislation may create an extra hurdle for manufacturers and thereby limit the availability and/or increase prices of our medical devices in the UK.

Our Products

The ReShape Lifesciences’ Lap-Band System, the Obalon Balloon System, Obalon Navigation system and Obalon Touch Inflation Dispenser, and their respective components are medical devices that required a PMA submission form and approval by the FDA for commercial use in the United States. ReShape Lifesciences’ vBloc neuromodulation system, which was approved by the FDA for treating obesity is no longer commercialized.

The FDA approved ReShape Lifesciences’ vBloc in January of 2015. In September 2018, ReShape Lifesciences made a financial decision to stop the manufacturing and commercialization of the vBloc product line. This business decision was not related to the safety or efficacy of the device. On January 27, 2021, the FDA accepted a PMA amendment to formally withdraw the vBloc PMA. On February 2, 2021, the FDA accepted the PMA amendment for the ReCharge Post Approval Study closure and the study status was marked “Completed” on the FDA Post-Approval Studies webpage. On March 4, 2021, the FDA accepted the PMA amendment for the ReNew Post Approval Study termination and the study status was marked “Terminated” on the FDA Post-Approval Studies webpage. ReShape continues to comply with post-market surveillance requirements of the vBloc such as medical device reporting.

FDA approved the Lap-Band System in 2001. The Lap-Band System was approved for use in the U.S. for patients with a BMI greater than or equal to 40 or a BMI greater than or equal to 30 with one or more obesity-related comorbidity conditions.

The Lap-Band System was CE marked in 1997. The method of assessing conformity with applicable regulatory requirements varies depending on the class of the device, but for our Lap-Band System, the method involved a combination issuance of declaration of conformity by the manufacturer of the safety and performance of the device, and a third-party assessment by a Notified Body of the design of the device and of our quality system. A Notified Body is a private commercial entity that is designated by the national government of a member state as being competent to make independent judgments about whether a product complies with applicable regulatory requirements. The assessment included, among other things, a clinical evaluation of the conformity of the device with applicable regulatory requirements. We use BSI as the Notified Body for our CE marking approval process.

Continued compliance with CE marking requirements is enforced through periodic facility inspections by the Notified Body, which may be unannounced. Because we rely on contract manufacturing sites and service providers, these additional sites may also be subject to these Notified Body inspections.

The Obalon Balloon System was approved in January 2017 and the Obalon Navigation system and Obalon Touch Inflation Dispenser were approved on December 20, 2018. All of the above-listed devices were approved with post-approval conditions intended to ensure the safety and effectiveness of these devices. ReShape Lifesciences assumed and complies with all post market requirements for the Lap-Band System, the Obalon Navigation system, and Obalon Touch Inflation Dispenser.

The ReShape Vest with weight loss indication would be considered a Class III Long Term Implantable product by the FDA requiring the PMA submission. A pivotal trial for the ReShape Vest will likely include a few hundred patients implanted and monitored up to three years. Other implantable devices for the treatment of obesity relied on twelve-month endpoints for the PMA submission with annual follow-up visits up to five years and we expect the pivotal trial for the ReShape Vest to be similar. A U.S. pivotal trial requires FDA Investigational Device Exemption (“IDE”) submission and approval.

Since the beginning of 2020, the COVID-19 pandemic has slowed most of the economy in the European Union. This resulted in many different challenges ranging from notified bodies that were no longer able to perform audits, to manufacturers that were forced to increase their production beyond their existing capabilities or forced to stop their production all together. The original date of application of Regulation (EU) 2017/745 on medical device (MDR) was May 26, 2020. Due to the COVID-19 pandemic, the date of application for MDR was postponed to May 26, 2021. The Company will continue to implement changes across our quality systems to become compliant with the new MDR.

Clinical Trials

Obalon Balloon SMART Pivotal Trial

Obalon published the results of their pivotal SMART trial. The Obalon Balloon System has demonstrated clinically meaningful weight loss with durable results. The Obalon treatment group lost, on average, approximately twice as much body weight as patients in the sham-control group, with an average of 15.1 pounds of weight loss, resulting in an average 6.9% reduction in total body weight and an average 2.4 point decrease in BMI. In the study, 66.7% of patients lost at least 5% of their total body weight and the study showed statistically significant improvements in cardiometabolic risk factors, including fasting glucose, systolic blood pressure, cholesterol and triglycerides. Patients in the treatment group were followed for 48 weeks and showed, on average, that 89.5% of the weight loss achieved during the initial 24-week balloon treatment period was maintained at 48 weeks, or 24 weeks after the balloons were removed.

Obalon Balloon Post-Approval Study (PAS)

The PAS is a prospective, single arm, observational, sequentially enrolling, open label multi-center study. The Obalon PAS is a 1-year study that includes 6-month of Obalon Balloon therapy in conjunction of a weight loss behavior modification, or WLBM program and 6-months of continued WLBM program after balloon removal. The primary study objective is to assess the continued safety and performance of the Obalon Balloon System in commercial settings. FDA has completed their review of the Obalon final PAS Report stating that ReShape has fulfilled our post-approval study requirement.

Post-Approval Study — Obalon Navigation-Touch System (NTS)

To help assure the continued safety and effectiveness of the Obalon Navigation System, the FDA has required a post-approval study as a condition of approval under 21 CFR 814.82(a)(2). As part of PMA approval, Obalon management agreed with the FDA to conduct a post-approval prospective, observational, open-label, multi-center study designed to capture additional safety and effectiveness data of the Obalon balloon administration with NTS, prior to merger with ReShape LifeSciences. The study is a single cohort group that includes patients who commercially purchased the Obalon Balloon System at clinics and hospitals that use NTS and have consented to have their data collected to support this study. All activities related to post-administration management, weight loss and removal of the balloons are conducted in accordance with the commercial Obalon Balloon System device labeling and are not collected in this study; this study focuses on balloon administrations only. The study will evaluate approximately 4,000 balloon administrations in approximately 1,400 subjects at up to 40 clinical sites in the United States.

Patient enrollment for this study began in December 2019. On June 26, 2020, Obalon and the FDA had a call to discuss the impact of COVID-19 on the Company and cessation of commercial distribution of product since March 2020. Therefore, continued enrollment of the post-market study was put on hold and has been on hold since. The study enrolled 32 patients from one site as of March 9, 2020 before it was suspended. The other two participating sites have received IRB approvals but have not enrolled their first patient. ReShape Lifesciences will communicate with the FDA if commercial distribution of product resumes and coordinate resumption of this PAS.

Obalon Balloon System

Obalon Balloon favorable safety profile, In the pivotal SMART trial, only one of 336 (0.3%) patients that received the Obalon balloon experienced a serious adverse device event (SADE) and in data presented at the American Society for Metabolic and Bariatric Surgery Meeting from the first year of commercial experience, only two of 1,343 (0.14%) patients that received our Obalon balloon experienced a SADE. Historically, the reported rate of SADEs reported to Obalon in commercial use is consistent with that experienced in the pivotal SMART trial or the data from their first year of commercial experience.

In addition, data published and presented from Obalon’s commercial registry demonstrates greater weight loss in the commercial setting as compared to the pivotal clinical study used to support FDA approval. In May 2019, Obalon updated data from their commercial registry to include 1,411 total patients from 143 treatment sites in the United States. In this data set, for those patients receiving three balloons and at least 20 weeks of therapy, the average weight loss was 21.7 pounds, resulting in a 10.2% reduction in total body weight. Of note, 50.7% of patients lost 10% or more total body weight and 77.9% lost 5% or more total body weight.

Obalon Balloon improved patient tolerability and comfort. The Obalon balloon is inflated with a proprietary mix of gas. This creates a light, buoyant balloon that floats at the top of the stomach instead of sinking to the bottom of the stomach like a traditional liquid-filled intragastric balloon. Further, the Obalon Balloon System consists of three separate 250cc balloons placed individually over a three-month period to progressively add volume. We believe these design elements have the potential to improve patient comfort and tolerability of our Obalon balloon.

Obalon Balloon progressive weight loss with durable results. In the pivotal SMART trial, patients in the Obalon treatment group lost, on average, approximately twice as much body weight as patients in the sham- control group. In addition, patients in the Obalon treatment group showed, on average, progressive weight loss over the balloon treatment period, which we believe is attributable to the individual placement of three separate Obalon balloons over the treatment period. Subsequent data analysis at 12 months also showed that, on average, 89.5% of the weight loss was maintained six months after balloon removal. In May 2019, Obalon analyzed data from their commercial registry on 1,411 total patients from 143 treatment sites in the United States. In this data set, for those patients receiving three balloons and at least 20 weeks of therapy, the average weight loss was 21.7 pounds, resulting in a 10.2% reduction in total body weight.

Obalon Balloon simple and convenient placement. The Obalon balloon is placed without anesthesia or an endoscopy through a swallowable capsule that dissolves in the stomach and releases the balloon. These unique features allow patients the flexibility to receive the Obalon balloon discreetly in an outpatient setting. Placement typically occurs in less than fifteen minutes and can be scheduled in the morning before work, during a lunch break or in the evening. Treated patients can return promptly to their normal daily activities. The balloons are removed endoscopically under light, conscious sedation six months after the first balloon placement. Recently approved new products, the Obalon Navigation System and Obalon Touch Inflation Dispenser, are designed to further improve ease of use and convenience of placement.

Privacy and Security Laws

Medical device companies may be subject to U.S. federal and state and foreign health information privacy, security and data breach notification laws, which may govern the collection, use, disclosure and protection of health-related and other personal information. In the United States, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and all regulations promulgated thereunder, collectively HIPAA, imposes privacy, security and breach reporting obligations with respect to individually identifiable health information upon “covered entities” (health plans, health care clearinghouses and certain health care providers), and their respective business associates, individuals or entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. Although we are not a covered entity, we may provide certain services that require the use or disclosure of PHI on behalf of physicians who are covered entities, and we therefore may be considered to be business associates under HIPAA. HIPAA imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. HIPAA mandates the reporting of certain breaches of health information to HHS, affected individuals and if the breach is large enough, the media. Entities that are found to be in violation of HIPAA as the result of a breach of unsecured protected health information or PHI, a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions.

Even when HIPAA does not apply, according to the Federal Trade Commission or the FTC, failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, 15 U.S.C § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards. The FTC’s guidance for appropriately securing consumers’ personal information is similar to what is required by the HIPAA security regulations.

In addition, certain state and non-U.S. laws, such as the European Union General Data Protection Regulation, or GDPR, govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Further, “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity, are also subject to certain HIPAA privacy and security standards. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, California recently enacted legislation, the California Consumer Privacy Act or CCPA, which went into effect January 1, 2020. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Although the law includes limited exceptions, including for PHI maintained by a covered entity or business associate, it may regulate or impact our expected processing of personal information depending on the context. In Europe, the GDPR went into effect in May 2018 and introduces strict requirements for processing the personal data of European Union data subjects. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. Moreover, the United Kingdom leaving the EU could also lead to further legislative and regulatory changes. It remains unclear how the United Kingdom data protection laws or regulations will develop in the medium to longer term and how data transfer to the United Kingdom from the EU will be regulated, especially following the United Kingdom’s departure from the EU on January 31, 2020 without a deal. However, the United Kingdom has transposed the GDPR into domestic law with the Data Protection Act 2018, which remains in force following the United Kingdom’s departure from the EU.

Anti-Kickback Statutes

The federal Anti-Kickback Statute prohibits persons from (among other things) knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce the referral of an individual, or the recommending, furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare or Medicaid.

Courts have interpreted the Anti-Kickback Statute quite broadly, holding that the statute will be violated if even one purpose of a payment — though not its sole or primary purpose — is to induce an act prohibited by the statute with a willful intent to act improperly. The statute prohibits many arrangements and practices that are otherwise lawful in businesses outside of the healthcare industry. Prosecutors may infer intent from the surrounding circumstances and, because courts have interpreted the statute to be violated if even one purpose of a payment is to induce the purchase of items or services paid for by federal healthcare programs, prosecutors have broad discretion in choosing arrangements to prosecute under the statute. There are statutory exceptions and regulatory “safe harbors” available to protect certain appropriately structured arrangements that otherwise would implicate the Anti-Kickback Statute. Those who structure their business arrangements to satisfy all of the criteria of a safe harbor are protected from liability under the statute.

Penalties for violation of the Anti-Kickback Statute are severe and may include, in addition to the fines and jail time described above, penalties imposed under the Civil Monetary Penalties Law, or the CMP Law, including exclusion from participation in Federal healthcare programs, civil monetary penalties for each improper act, and damages of up to three times the amount of remuneration at issue (regardless of whether some of the remuneration was for a lawful purpose). Because we do not anticipate that the Obalon Balloon System will be reimbursed by any federal healthcare program, we do not believe that we will be subject to the federal Anti-Kickback Statute.

Many states have adopted laws similar to the Anti-Kickback Statute, however, and some of these state prohibitions apply to arrangements involving healthcare items or services reimbursed by any source, and not only by Medicare, Medicaid or another federal healthcare program. These state laws do not always have the same exceptions or safe harbors of the federal Anti-Kickback Statute. The business may be subject to some of these laws.

Government officials have focused recent enforcement efforts on the marketing of healthcare services and products, among other activities, and have brought cases against companies, and certain individual sales, marketing and executive personnel, for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.

False Claims Laws

The federal False Claims Act imposes liability on any individual or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam or “whistleblower” provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has violated the False Claims Act and to share in any monetary recovery. In recent years, the number of lawsuits brought against healthcare industry participants by private individuals has increased dramatically.

When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate instance of false claim. As part of any settlement, the government may ask the entity to enter into a corporate integrity agreement, which imposes certain compliance, certification and reporting obligations. There are many potential bases for liability under the False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. The federal government has used the False Claims Act to assert liability on the basis of inadequate care, kickbacks and other improper referrals, and the provision of inaccurate reimbursement coding advice, in addition to the more predictable allegations as to misrepresentations with respect to the services rendered. In addition, companies have been sued under the False Claims Act in connection with the off-label promotion of products.

Various states have also enacted false claims laws that are analogous to the federal False Claims Act. Many of these state laws apply to claims submitted to any third-party payor and are not limited to claims submitted to a federal healthcare program.

Transparency Laws

The federal Physician Payment Sunshine Act, or the Sunshine Act, which was enacted as part of the Patient Protection and Affordable Care Act, or the PPACA, generally requires certain manufacturers of a drug, device, biologic or other medical supply that is covered by Medicare, Medicaid or the Children’s Health Insurance Program and applicable group purchasing organizations to report on an annual basis: (i) certain payments and other transfers of value given to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other health care professionals beginning in 2022, and teaching hospitals and (ii) any ownership or investment interest that physicians, or their immediate family members, have in their company. The payments required to be reported include the cost of meals provided to a physician, travel reimbursements and other transfers of value, including those provided as part of contracted services such as speaker programs, advisory boards, consultation services and clinical trial services. Under the statute, the federal government makes reported information available to the public. Failure to comply with the reporting requirements can result in significant civil monetary penalties, with additional penalties for the knowing failure to report. Additionally, there are criminal penalties if an entity intentionally makes false statements in the reports.

There has been a recent trend of separate state regulation of payments and transfers of value by manufacturers of medical devices to healthcare professionals and entities, however, and some state transparency laws apply more broadly than does the federal Sunshine Act. Our business may be subject to some of these state laws.

State Corporate Practice of Medicine, Fee-Splitting Prohibitions, and Licensure Requirements

Other regulatory oversight includes, but is not limited to, the corporate practice of medicine, fee- splitting prohibitions, and licensure and scope of practice limitations for physicians and other healthcare professionals. Some states have enacted laws and regulations limiting the extent to which physicians and certain other healthcare professionals may be employed by non-physicians or general business corporations, and the scope and provisions of corporate practice of medicines laws and regulations vary by state. These laws are intended to prevent interference in the medical decision-making process by anyone who is not a licensed physician. Violations may result in civil or criminal penalties. In addition, various state laws also generally prohibit the sharing or splitting professional fees with lay entities or persons. The specific restrictions with respect to enforcement of the corporate practice of medicine and fee-splitting laws varies from state to state. Violations of these laws could require us to restructure our operations and arrangements and may result in penalties or other adverse action.

Moreover, each state defines the scope of practice of physicians and other healthcare professionals through legislation and through their respective licensing boards, and we will need to comply with laws related to the physician supervision of services and scope of practice requirements. Activities that qualify as professional misconduct under state law may subject our personnel to sanctions or may even result in loss of their license and could, possibly, subject us to sanctions as well. Some state boards of medicine impose reciprocal discipline, that is, if a physician is disciplined for having committed professional misconduct in one state where he or she is licensed, another state where he or she is also licensed may impose the same discipline even though the conduct occurred in another state.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act, or FCPA, prohibits U.S. businesses and their representatives from offering to pay, paying, promising to pay or authorizing the payment of money or anything of value to a foreign official in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring us to maintain books and records, which in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the corporation, including international subsidiaries, if any, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements. The scope of the FCPA includes interactions with certain healthcare professionals in many countries.

International Laws

In Europe, and throughout the world, other countries have enacted anti-bribery laws and/or regulations similar to the FCPA. Violations of any of these anti-bribery laws, or allegations of such violations, could have a negative impact on our business, results of operations and reputation.

There are also international privacy laws that impose restrictions on the access, use, and disclosure of health information. All of these laws may impact our business. Our failure to comply with these privacy laws or significant changes in the laws restricting our ability to obtain required patient information could significantly impact our business and our future business plans.

U.S. Healthcare Reform

Changes in healthcare policy could increase our costs and subject us to additional regulatory requirements that may interrupt commercialization of our products. By way of example, ACA substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the medical device industry.

There will continue to be proposals by legislators at both the federal and state levels, regulators and third-party payors to reduce costs while expanding individual healthcare benefits. Certain of these changes could impose additional limitations on the prices we will be able to charge and/or patients’ willingness to pay for our products. While in general it is too early to predict what effect, if any, ACA and its implementation, or any future healthcare reform legislation or policies will have on our business, current and future healthcare reform legislation and policies could have a material adverse effect on our business and financial condition.

Employees

As of December 31, 2022, we had 47 employees, all of which were full-time. All of these employees are located in the U.S.

From time to time we also employ independent contractors, consultants and temporary employees to support our operations. None of our employees are subject to collective bargaining agreements. We have never experienced a work stoppage and believe that our relations with our employees are good.

Legal Proceedings

On August 6, 2021, Cowen and Company, LLC (“Cowen”) filed a complaint against ReShape, as successor in interest to Obalon Therapeutics, in the Supreme Court of the State of New York based on an alleged breach of contract arising out of Cowen’s prior engagement as Obalon’s financial advisor. The complaint alleged that Cowen is entitled to be paid a $1.35 million fee in connection with ReShape’s merger with Obalon under the terms of Cowen’s engagement agreement with Obalon. The complaint also sought reimbursement of Cowen’s attorneys’ fees and interest in connection with its claim. On December 6, 2022, the Court granted Cowen’s motion for summary judgment and directed ReShape to pay Cowen the principal amount of $1.35 million, plus interest at the statutory rate of 9% per annum from June 16, 2021, and to reimburse Cowen’s attorneys’ fees.